EXHIBIT 99.1
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                                 NEWS RELEASE

                                   LANDAUER

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                            LANDAUER, INC. REPORTS
                      FISCAL 2009 SECOND QUARTER RESULTS


                 2009 REVENUE AND EARNINGS PROGRESS DRIVEN BY
                  CONTINUED EXECUTION OF STRATEGIC PRIORITIES

For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, ILL.--MAY 5, 2009--LANDAUER, INC. (NYSE: LDR), a recognized leader in personal and environmental radiation monitoring services, today reported financial results for the three and six months ended March 31, 2009.


FISCAL 2009 SECOND QUARTER HIGHLIGHTS

 . Revenue grew 5 percent to $25.0 million on continued demand for InLight products and increased domestic badge revenues.

 .    Gross profit grew 2 percent to $16.6 million on increased sales.

 . Recorded one-time charges of $2.7 million ($1.8 million after-tax, $0.19 per diluted share) for pension curtailment and transition and management reorganization.

 . Effective tax rate declined to 31 percent due primarily to changes in Illinois state tax law and favorable settlement of certain state tax liabilities.

 . Net income declined 16 percent to $5.4 million, or $0.58 per diluted share due to impact of one-time charges. Excluding one-time charges, net income would have increased 12% and earnings per diluted share would have been $0.77.

 . Established multi-year agreement with Health Canada to support continued implementation of InLight solution for radiation monitoring.

"This quarter's record financial results were solid, but were partially offset by the cost of actions we have taken to support continued execution on our strategic priorities of optimizing the core business, driving competitive growth, and pursuing strategic expansion," stated Bill Saxelby, President and CEO of Landauer. "Investments toward right sizing our long-term cost structure through an alternative retirement program and the reorganization costs required to strengthen key management positions are short-term investments that we believe will strengthen our core business for long-term success."

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        Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586
         Telephone: 708.755.7000   Fax: 708.755.7011   landauerinc.com


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"Completion of our current systems initiative is another required investment in the infrastructure necessary to support the continued growth of Landauer, Inc. We have completed a thorough assessment of the scope, timing and cost required to successfully implement our information technology systems initiative, with a goal to limit the risk to our continued strong financial execution. We estimate currently that the total project will cost $25 - $27 million and is targeted to be completed during calendar 2010."

Saxelby added, "The continued acceptance of our InLight suite of products, success of our international expansion initiative and adoption of our offerings in the medical and nuclear markets affirm the strong long-term growth prospects for our business and the success of our focus on driving competitive growth. For example, during the quarter we placed InLight products in our 19th country and continued to foster our relationship with Health Canada, which is demonstrated by a multi-year agreement for approximately $8 million of additional InLight products to support their commitment to our OSL (Optically Stimulated Luminescence) technology for a breadth of monitoring solutions. We recognized approximately $1.6 million of revenue in the quarter from this relationship."


RECORD PERFORMANCE OFFSET BY ONE-TIME CHARGES

Revenues for the second fiscal quarter of 2009 were $25.0 million, a 5 percent increase compared with the $23.7 million reported for the second fiscal quarter of 2008. Domestic revenue increased 6 percent, or $1.1 million, on InLight product demand and growth in domestic badge revenue. Organic international revenue growth of approximately 20 percent was offset by the impact of the strengthening of the dollar against most foreign currencies, which reduced revenue by approximately $1.0 million in the quarter, resulting in a reported increase of 2 percent, or $101,000.

Cost of sales increased 12 percent for the quarter due to increased cost of materials to support increased InLight products sales. Gross margin declined to 66 percent from 68 percent in the year ago period due to the revenue mix. Selling, general and administrative expenses for the second fiscal quarter of 2009 increased 4 percent, or $241,000. The primary factors contributing to the increase were $371,000 in additional non-recurring pension expense due to the acceleration of certain costs to support the defined benefit plan curtailment and transition, and $185,000 in additional professional fees to support due diligence of an acquisition opportunity the Company chose not to pursue. These costs were partially offset by the timing of expense spending to re-engineer business processes and to replace the Company's information technology systems that support customer relationship management and the order-to-cash cycle.

On February 5, 2009, the Board of Directors approved changes to the Company's retirement benefit plans to transition from a defined benefit philosophy for retirement benefits to a defined contribution approach. The Company anticipates that the redesign of its retirement plans will result in future cost savings while offering market based retirement benefits to its employees. As a result of the changes, the Company recognized $2.2 million ($1.5 million after-tax) of non-recurring pension curtailment and transition costs during the second fiscal quarter of 2009. In addition, the Company initiated a management reorganization plan to strengthen selected roles in the organization. As a result, the Company recognized $489,000 ($322,000 after-tax) of non-recurring reorganization charges during the second fiscal quarter of 2009.






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The effective tax rate for the second fiscal quarter of 2009 decreased to
31 percent compared with 37 percent for the second fiscal quarter of 2008. The reduction is due primarily to a change in the state tax rate driven by changes in the Illinois state tax law, as well as the favorable resolution of uncertain tax positions during the quarter. Net income for the fiscal quarter ended March 31, 2009 was $5.4 million, a decline of 16 percent compared with $6.4 million for the second fiscal quarter of 2008. The resulting diluted earnings per share for the second fiscal quarter of 2009 were $0.58 compared with $0.69 for the second fiscal quarter of 2008. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for the quarter was $7.2 million, or $0.77 per diluted share.

For the six months ended on March 31, 2009, revenues increased 4 percent to $47.4 million versus $45.6 million at this time last year. The gross profit margin was 67 percent versus 68 percent from last year's six-month period ended March 31, 2008. Selling, general and administrative expenses for the first half of fiscal 2009 declined $54,000 compared to the first half of fiscal 2008. Year-to-date net income was $11.6 million, down 1 percent from $11.7 million in the prior year period. Earnings per diluted share were $1.24 compared with $1.27 for the same period last year. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for the first six months of fiscal 2009 was $13.4 million, or $ 1.43 per diluted share.


SOLID FINANCIAL POSITION

Landauer ended the second fiscal quarter of 2009 with total assets of $118.2 million and working capital of $36.0 million. At March 31, 2009, Landauer continued to be debt free. Cash provided by operating activities was $15.2 million, strengthening cash on hand to $36.6 million as of March 31, 2009.


FISCAL 2009 OUTLOOK

Saxelby concluded, "I am very pleased with the progress we've made in the first half of fiscal 2009. Landauer's performance demonstrates the success of our balanced approach to pursue new growth opportunities and continually invest in our core business. We are constantly evaluating potential prospects to expand our business offerings, and will act when the right opportunity, timing and costs are aligned. Overall, we believe the strength of our product and service offerings and the commitment to meet our customers' needs coupled with the scalability of our business model and strong cash flows will continue to drive value for our shareholders."

The Company's business plan for fiscal 2009 currently anticipates aggregate revenue growth for the year to be in the range of 3 - 5 percent. The Company currently anticipates a net income increase in the range of 6 - 8 percent, prior to considering the $1.8 million after-tax impact of the non-recurring pension curtailment and transition costs and management reorganization charges.












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CONFERENCE CALL DETAILS

Landauer has scheduled its second quarter conference call for investors over the Internet on Tuesday, May 5, 2009 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-1469 (within the United States and Canada) or 480-629-9675 (international calls), and reference the conference ID #4064265, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada) or 303-590-3030 (international calls) passcode 4064265#, which will be available until June 4, 2009. The replay of the call will remain available on Landauer's website for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2009 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the effectiveness of changes and upgrades to and costs associated with the Company's information systems; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally;















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costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended September 30, 2008, and other reports filed by the Company from time to time with the Securities and Exchange Commission.






                            FINANCIAL TABLES FOLLOW











































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                FISCAL 2009 SECOND QUARTER FINANCIAL HIGHLIGHTS

           (unaudited, amounts in thousands, except per share data)



                                 Three Months Ended      Six Months Ended
                                      March 31,             March 31,
                                -------------------    -------------------
                                 2009        2008        2009       2008
                               --------    --------    --------   --------
Net revenues . . . . . . . . . $ 24,954    $ 23,743    $ 47,392   $ 45,552

Costs and expenses:
    Cost of sales. . . . . . .    8,379       7,515      15,519     14,716
    Selling, general and
      administrative . . . . .    6,688       6,447      13,181     13,235
    Net defined benefit plan
      curtailment loss and
      transition costs . . . .    2,236           -       2,236          -
    Reorganization charges . .      489           -         489          -
                               --------    --------    --------   --------
                                 17,792      13,962      31,425     27,951

Operating income . . . . . . .    7,162       9,781      15,967     17,601

Other income, net. . . . . . .      700         581       1,269      1,285
                               --------    --------    --------   --------

Income before taxes. . . . . .    7,862      10,362      17,236     18,886

Income taxes . . . . . . . . .    2,406       3,866       5,553      7,045
                               --------    --------    --------   --------

Income before minority
  interest . . . . . . . . . .    5,456       6,496      11,683     11,841
Minority interest. . . . . . .       28          66         113        135
                               --------    --------    --------   --------

Net income . . . . . . . . . . $  5,428    $  6,430    $ 11,570   $ 11,706
                               ========    ========    ========   ========

Net income per common share:
    Basic. . . . . . . . . . . $   0.58    $   0.70    $   1.25   $   1.27
                               ========    ========    ========   ========
    Weighted average basic
      shares outstanding . . .    9,281       9,209       9,273      9,184
                               ========    ========    ========   ========

    Diluted. . . . . . . . . . $   0.58    $   0.69    $   1.24   $   1.27
                               ========    ========    ========   ========
    Weighted average diluted
      shares outstanding . . .    9,328       9,268       9,320      9,247
                               ========    ========    ========   ========











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                      SUMMARY CONSOLIDATED BALANCE SHEETS
                       (unaudited, amounts in thousands)



                                                March 31,    September 30,
                                                  2009           2008
                                                ---------    -------------
ASSETS
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Current Assets:
    Cash and cash equivalents. . . . . . . .     $ 36,625         $ 33,938
    Receivables, net of allowances . . . . .       22,413           19,738
    Other current assets . . . . . . . . . .        8,724           15,053
                                                 --------         --------
Total current assets . . . . . . . . . . . .       67,762           68,729

Net property, plant and equipment. . . . . .       20,845           20,185
Equity in joint venture. . . . . . . . . . .        6,078            5,796
Goodwill and other intangible assets,
  net of amortization. . . . . . . . . . . .       17,785           18,102
Dosimetry devices, net of amortization . . .        4,625            4,454
Other assets . . . . . . . . . . . . . . . .        1,140            1,424
                                                 --------         --------
TOTAL ASSETS . . . . . . . . . . . . . . . .     $118,235         $118,690
                                                 ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
    Accounts payable . . . . . . . . . . . .     $  2,614         $    981
    Dividends payable. . . . . . . . . . . .        4,955            4,686
    Deferred contract revenue. . . . . . . .       14,420           15,626
    Other current liabilities. . . . . . . .        9,799           12,931
                                                 --------         --------
Total current liabilities. . . . . . . . . .       31,788           34,224

Non-current Liabilities:
    Pension and postretirement
      obligations. . . . . . . . . . . . . .       10,314            8,609
    Deferred income taxes. . . . . . . . . .        4,745            4,622
    Other non-current liabilities. . . . . .        1,088              935
                                                 --------         --------
Total non-current liabilities. . . . . . . .       16,147           14,166

Minority interest in subsidiary. . . . . . .          441              545

Stockholders' equity . . . . . . . . . . . .       69,859           69,755
                                                 --------         --------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY . . . . . . . . . . .     $118,235         $118,690
                                                 ========         ========


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